                                                                   EXHIBIT 10.34
                                                                December 7, 1992

                        SUPPLEMENTAL FORMATION AGREEMENT

         THIS AGREEMENT, made as of the 7th day of December 1992 between
NISHIKAWA RUBBER CO., LTD., a corporation organized under the laws of Japan and having its principal office in Hiroshima, Japan (hereinafter called
"Nishikawa"), and THE STANDARD PRODUCTS COMPANY, a corporation organized under the laws of the State of Ohio, United States of America, and having its principal office in Cleveland, Ohio (hereinafter called "Standard"),

         WITNESS AS FOLLOWS:

         WHEREAS, Nishikawa and Standard executed on October 9, 1986 a Formation
Agreement relating to the organization and operation of an Indiana corporation to be known as Nishikawa Standard Company and owned 60% by Nishikawa and 40% by
Standard (the "Formation Agreement"); and

         WHEREAS, Nishikawa and Standard subsequently agreed that Nishikawa
Standard Company should be reorganized as a general partnership and caused to be established on March 23, 1989 a Delaware general partnership as evidenced by a
Partnership Agreement (the "Partnership Agreement"), which on March 31, 1989 pursuant to the terms of an Asset Purchase Agreement acquired substantially all of the assets and assumed substantially all of the liabilities of the Indiana corporation known as Nishikawa Standard Company (the Delaware general partnership is hereinafter referred to as "NISCO"); and

         WHEREAS, Nishikawa of America, Inc., a Delaware corporation wholly owned by Nishikawa presently owns a 60% partnership capital interest in NISCO and NISCO Holding Company, a Delaware corporation wholly owned by Standard, owns a 40% partnership capital interest in NISCO; and

         WHEREAS, the partnership capital of NISCO was originally established in the Partnership Agreement at $25,000,000, which capital was increased by an amendment to the Partnership Agreement dated November 1, 1990 ("Amendment No.
1") to $28,500,000; and

         WHEREAS, Amendment No. 1 granted to the Policy Committee authority to further increase NISCO's capitalization to $30,000,000, which increase was approved by the Policy Committee by action taken on March 20, 1991; and

         WHEREAS, the parties agreed on July 31, 1992 to increase the capital of
NISCO to $32,000,000 and have contributed to NISCO the cash required, although a formal amendment to the Partnership Agreement has not yet been executed; and

         WHEREAS, by this agreement the parties have agreed to further increase the capital of NISCO to an aggregate of $38,400,000 and to authorize a further increase in capital up to $41,400,000.

         WHEREAS, NISCO has been advised by Ford Motor Company, a substantial customer, that products now being produced by NISCO for Ford and additional Ford products scheduled for future production by NISCO over the next several years will be removed from NISCO and awarded to another supplier as long as NISCO is controlled by a Japan based manufacturer, i.e., Nishikawa; and

         WHEREAS, the parties have agreed that the partnership interest of
Standard held by NISCO Holding, Inc. should be increased to 50%, so that each party will have an equal equitable interest, and that, subject to certain limitations, Standard will be in primary charge of overall management of NISCO for at least five years, as hereinafter provided; and

         WHEREAS, as a result of such change in percentage of ownership and of management, as well as the parties' experience in operating NISCO and its predecessor

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corporation for the past six years, the parties hereto have agreed that certain matters relating to the management and operation of NISCO as set forth in the Formation Agreement should be revised or clarified, all as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto, who are hereinafter jointly called "the partners", hereby agree as follows:

         1. Overall Philosophy.

              1.1 During the period when it owned 60% of NISCO, Nishikawa assumed a responsibility and fully supported the growth of NISCO. To enhance customer relationships with United States automobile manufacturers, particularly
Ford Motor Company, the parties are in agreement that equal ownership of NISCO is now essential. The advent of 50-50 ownership creates a different relationship between the partners.

              1.2 Standard recognizes that, as an equal partner, its obligation to assist and support NISCO has increased to a level equal to that of Nishikawa.
With equal ownership it is also appropriate that neither partner be obliged to financially subsidize NISCO; instead there should be an effort at equalization and normalization so that each of the partners is fairly reimbursed for any significant expenditure made by it on behalf of NISCO. Further, it remains the long-term goal of NISCO to be a complete "stand alone" operation as stated in
Paragraph 6.4 of the Formation Agreement.

              1.3 It is to the best interests of both Nishikawa and Standard that NISCO emerge as a successful and profitable entity. The partners have agreed that for the next five years Standard shall be primarily in charge of overall management of NISCO, subject to certain limitations as subsequently provided. Nevertheless, the partners have also agreed that they will jointly cooperate and use their experience and expertise, in a spirit of friendship and

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unity, to make NISCO a solid and profitable company while simultaneously seeking to reduce the cost of parent company support. Such mutual cooperation relates to all aspects of NISCO's operations including technology, research and development, sales, production, purchasing, finance and administration.

              1.4 The partners believe it is in the best interests of NISCO to serve both Japanese transplant and domestic automobile manufacturers and that
NISCO should strive to balance its sales evenly between these two types of customers.

              1.5 In order to achieve the goals set forth above, the partners have agreed that continued growth of NISCO should be controlled as contemplated by this Agreement.

         2. Increase in Capital.

              2.1 As noted above, the present partnership capital of NISCO is
$32 million, of which Nishikawa through Nishikawa of America has contributed
$19.2 million and Standard through NISCO Holding Company has contributed $12.8.
To bring its partnership equity to 48.10%, Standard agrees promptly after execution of this agreement to contribute through NISCO Holding Company $6.4 million to the partnership capital of NISCO, bringing NISCO's total capital to
$38.4 million.

              2.2 NISCO has been awarded by Ford Motor Company contracts for future production which will require establishment of a third plant. In anticipation of the need for further capital, the partners have agreed to authorize the Policy Committee to call from time to time for an increase in the capital of NISCO to $41,400,000. The partners will subsequently determine how the remainder of the cost of the third plant will be financed.

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         3. Purchase of 1.9% Partnership Interest.

              3.1 Standard agrees promptly after the execution of this Agreement to cause NISCO Holding Company to purchase from Nishikawa of America a 1.90%
equity interest in NISCO at a price of $1,500,000, and Nishikawa agrees to cause
Nishikawa of America to sell such 1.90% interest at such price.

              3.2 Section 3.1 "Capital Contributions" of the Partnership
Agreement shall be amended to reflect the matters set forth in subparagraphs
2.1, 2.2 and 3.1 above. In addition, all references in the Partnership Agreement to "60%" and "40%" shall be changed to "50%."

         4. Change in Policy Committee.

              4.1 In view of the fact that Nishikawa and Standard are to become equal partners in NISCO, it has been agreed that the Policy Committee should be reduced to six members and that both Nishikawa and Standard should designate three members of the Policy Committee. They have also agreed that the Chairman of the Policy Committee, who pursuant co the provisions of Article IV, Section 1 of the Bylaws of the Policy Committee shall be the Chief Executive Officer of the partnership and shall preside at all meetings of the Policy Committee, should have a second or casting vote. Section 5.1 of the Partnership Agreement shall be revised accordingly. In addition, Section 9.4 of the Partnership
Agreement shall designate the partner represented by the Chairman of the Policy
Committee as the "Tax Matters" partner, provided that NISCO's current independent accounting firm shall not be changed without the consent of both partners.

              4.2 The partners have agreed that for the five-year period beginning with the execution of this agreement Standard shall be entitled to designate one of its Policy Committee representatives as the Chairman of the
Policy Committee of NISCO. Standard's

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initial designee as Chairman is Theodore K. Zampetis. If for any reason Mr.
Zampetis is unable to serve for the full five-year term, his designated successor shall be subject to the approval of Nishikawa.

              4.3 The partners have also agreed that the right to designate the
Chairman of the Policy Committee will basically be provided to each party for five years alternatively. At the end of the five-year period referred to in subparagraph 4.2 above, the partners shall discuss in good faith whether
Standard should continue to be authorized to designate the Chairman of NISCO or whether the Chairman shall be designated by Nishikawa. In deciding this issue, the partners will consider, inter alia, the following factors:

                  (i) The position of Ford Motor Company at that time regarding purchases from Japanese-controlled parts suppliers and the significance of Ford as a customer of NISCO. If approximately half of NISCO's business is at that time with Ford and/or other traditional North
         American automakers, then the partners shall favorably consider that
         Standard continue to designate the Chairman unless Ford has changed its policy as to Japanese-controlled parts suppliers.

                  (ii) NISCO's financial success, or lack thereof, during the five-year period referred to above.

If after consideration of the foregoing factors and of all other factors which either partner may consider relevant in determining whether the right to appoint the Chairman of NISCO should remain with Standard or pass to Nishikawa, no factor is controlling and the partners are unable in good faith to reach agreement on the matter, Nishikawa shall have the right to designate the

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Chairman of the Policy Committee of NISCO for the next ensuing five-year period, provided that the designated representative of Nishikawa shall be subject to the approval of Standard.

              4.4 During the five-year period referred to in subparagraph 4.2 above and for any additional period in which Standard is entitled to designate the Chairman of the Policy Committee, Nishikawa shall be entitled to designate one of its Policy Committee representatives as the President of NISCO, who, pursuant to Article IV, Section 2 of the Bylaws, shall serve as its Chief
Operating Officer. Nishikawa's initial designee as President is Manabu Higashi.
If for any reason Mr. Higashi is unable to serve for such period, his designated successor shall be subject to the approval of Standard.

              4.5 During any period in which Nishikawa is entitled to designate the Chairman of the Policy Committee, Standard shall be entitled to designate the President of NISCO under the same conditions, mutatis mutandis, set forth in
Section 4.4 above.

         5. Limits on Authority of Chairman of Policy Committee.

              5.1 During the period when one partner has the right to designate the Chairman of the Policy Committee and is therefore in primary charge of the overall management of NISCO, the following limitations will apply to the second or "casting" vote granted to the Chairman of the Policy Committee:

              (a) The Chairman shall not exercise his second or casting vote:

                  (i) to discharge the President of NISCO (so long as such
         President was designated by the other partner from one of its representatives on the Policy Committee);

                  (ii) to amend the Bylaws of the partnership;

                  (iii) to approve borrowing from banks or other third parties beyond the borrowings in place at the time this agreement is executed;

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                  (iv) to license to anyone any of NISCO's technical
         information.

                  (v) to determine whether to accept an order and to determine pricing for an order.

              (b) On matters other than those specified in subparagraph (a)
    above, if the Chairman exercises such casting vote and the Policy Committee representatives of the other partner (i.e., the partner which did not designate the Chairman) request a review, the action encompassed by such casting vote shall not take effect until the matter is reviewed in face-to-face discussions between top management of Nishikawa and Standard, during which discussions every effort will be made to reach an agreement to resolve the matter to the satisfaction of both parties.

              5.2 The partners acknowledge that neither the Chairman nor the
Policy Committee as a whole can amend the Partnership Agreement. The Partnership
Agreement can be amended only by a writing signed by both partners. It is further understood that since the Partnership Agreement establishes the equity capital of the partnership, the equity capital of NISCO cannot be increased beyond the amount provided for in this Agreement without the approval of both partners.

         6. Services Furnished to NISCO.

              6.1 The partners confirm that Sections 4.1 and 4.2 of the
Formation Agreement remain appropriate. However, it is deemed advisable to clarify herein how those sections should be applied in practice.

              6.2 Effective upon the execution of this Agreement, or at such later date as may be mutually agreed, when either partner is required to expend substantial design and development efforts on products to be manufactured by
NISCO, such partner shall be

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compensated for its cost in performing such services through a cash payment and/or a mutually agreed royalty. As used in the preceding sentence "cost" means such partner's hourly salary cost (including fringe benefits) for employees of such partner working on the design and development project, plus any material and out-of-pocket expenses reasonably incurred by such partner.

              6.3 Whenever employees of Nishikawa or Standard (other than executive officers) are required to spend significant time on matters other than those specifically described in 6.2 above but which are solely for the benefit of NISCO, the direct cost (as defined in 6.2 above) of such efforts will also be billed to NISCO. Nishikawa and Standard will continue to furnish NISCO normal and routine technical and business assistance without charge.

              6.4 Detailed statements for services described in paragraphs 6.2 and 6.3 above shall be promptly submitted to NISCO on a monthly basis, with a copy furnished by NISCO to the partner not invoicing such services.

              6.5 NISCO shall reimburse Nishikawa and Standard for basic salary, fringe benefits and travel and, in the case of short-term employees, living expenses, of their respective employees who are transferred on either a short or long term basis to NISCO. However, the respective partners will be directly responsible, and not seek reimbursement from NISCO, for bonuses and similar payments which the partners elect to award to such transferred employees, since such bonuses are deemed to be made for the benefit of the partner's long term relationship with its transferred employee.

              6.6 The partners agree to discuss in good faith the fairness of requests by either party for reimbursement from NISCO of payments not specifically described in paragraph 6.5 above which are incurred by the partners in respect of their transferred employees.

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              6.7 A renewed effort will be made to reduce the number of
"trainers" sent from Japan on a temporary basis to train local employees of
NISCO

              6.8 At the present time no technology fee or royalty is being charged NISCO by Nishikawa because, while fees are charged for the design of specific products, the manufacturing process of NISCO uses Nishikawa existing technology. Nishikawa and Standard reserve the right to request in the future a fee or royalty for new technology as contemplated by the last sentence of
Paragraph 4.1 of the Formation Agreement.

         7. Purchases from Nishikawa and Standard.

              7.1 The partners confirm that Section 5 of the Formation Agreement remains appropriate. However, it is deemed advisable to clarify herein how those sections should be applied in practice.

              7.2 NISCO (along with Nishikawa) is a participant in Standard's worldwide purchasing group and as such is entitled to receive the full benefit of any price reduction in raw materials or other products which may result from these joint purchasing efforts. NISCO is also entitled to directly benefit from
Standard's specially bargained volume discounts for computer hardware and software, and any similar purchasing programs developed in the future by either
Standard or Nishikawa. No handling fee or commission will be charged NISCO under such group purchasing arrangements so long as the raw materials or other products are shipped directly to and paid for by NISCO.

              7.3 While direct purchasing by NISCO is in all cases encouraged, in the event it is necessary for Nishikawa or Standard to purchase equipment or materials on behalf of NISCO, the handling fee for the transaction shall not exceed 5.05% plus actual shipping costs. To comply with Section 5.2 of the
Formation Agreement, NISCO shall furnish to the other partner a copy of each handling fee invoiced to NISCO by a partner.

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              7.4 For materials or products to which Standard has added value, as exemplified by "master batch" furnished NISCO by Oliver and "U-COAT"
furnished NISCO by Standard's Rocky Mount plant, the parties confirm that
Section 5.3 of the Formation Agreement remains applicable. If any materials or products to which Nishikawa has added value are sold to NISCO, the same pricing formula shall be applicable.

         8. Expansion of NISCO; License to Standard.

              8.1 The partners agree that, unless they subsequently decide otherwise, NISCO's production capacity shall not be expanded during the next five years beyond that already planned for business currently booked or anticipated except to the extent such expansion is financed with funds generated by NISCO's internal operations.

              8.2 In view of the limitation set forth in Section 8.1 above and in recognition of the need from time to time for Standard to offer to its United
States OEM customers a complete line of automotive sealing products, including sponge and multi-durometer extruded and molded rubber products, Nishikawa agrees that, if a customer opportunity arises with one of Standard's United States OEM customers which cannot be satisfied through NISCO, Nishikawa will provide
Standard an appropriate license, as agreed by Nishikawa, to use Nishikawa's technology in the United States. Such license will be modeled after the present agreements between Nishikawa and Standard Products (Canada) Ltd. and Silent
Channel Ltd., with such modifications as Nishikawa and Standard may deem appropriate to make such license applicable to the United States market.

         9. Nishikawa of America Engineering Unit.

              9.1 Standard has been advised by Nishikawa that it intends to establish through Nishikawa of America, Inc. ("NOA") an engineering unit which will be staffed with

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permanent and temporary engineers transferred from Hiroshima. Eiso Tamaki will serve initially as President.

              9.2 The basic function of the NOA engineering unit will be to furnish engineering services to Nishikawa, NISCO and Standard and the subsidiaries of Standard which Nishikawa has licensed, as well as to observe first hand automotive engineering developments in the United. States at both
Japanese transplant and domestic OEMs. It is contemplated that some initial design and development work will be performed by this unit.

              9.3 In appropriate cases the NOA engineering unit may also furnish contract engineering services to third parties; however, Nishikawa has assured
Standard that no such engineering services will be furnished a third party which could have an adverse effect, directly or indirectly, on NISCO, Standard or the subsidiaries of Standard which Nishikawa has licensed. The engineering unit will not be engaged in commercial manufacture of automotive parts, although it may engage in experimental production.

              9.4 Any design or development work performed by the NOA unit on behalf of NISCO will be billed to NISCO pursuant to the provisions of Section
6.1 above.

              9.5 Space will be made available for the NOA engineering unit at
Standard's Dearborn facility under lease terms which are to be mutually agreed.
Nishikawa's targeted effective date is January 1993, although there may be some delay.

         10. Technical Cooperation.

              10.1 The partners agree to establish a Technological Exchange
Committee whose function shall be to collect, distribute and coordinate technical and marketing data among Nishikawa, NOA, Standard and Standard's subsidiaries.

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         11. Documents Required to Implement this Agreement.

              11.1 The partners shall execute an appropriate "Amendment No. 2"
to the Partnership Agreement to incorporate those matters agreed to herein which customarily appear in a partnership agreement. They shall also execute such further supplemental letters and documents as they may deem necessary fully to implement the agreements contained herein.

         12. Consolidation of Financial Statements.

              12.1 If at some future time either Standard or Nishikawa wish to discuss consolidating NISCO's financial statements, the partners will consider in good faith such a proposal.

         13. Non-Substantive Changes to This Agreement.

              13.1 The partners reserve the right to request non-substantive changes to this Agreement and/or the supplemental documentation referred to in
Section 11 above to reflect such advice as the partners may receive from their respective tax, accounting and legal advisors. In the event the terms of this
Agreement create problems in obtaining appropriate visas for Japanese citizens who are or have been employed by Nishikawa and are needed as employees of NISCO, the parties agree to work together to resolve such problems for the benefit of
NISCO.

         14. Effect of This Agreement.

              14.1 In all other respects the Formation Agreement shall remain in force to the extent it relates to the continuing business, rather than the initial formation, of NISCO. To the extent any provision of the Formation
Agreement is inconsistent with this Agreement, this Agreement shall control. To the extent any provision of this Agreement is inconsistent with the Partnership
Agreement as amended from time to time, this Agreement shall control and the
Partnership Agreement shall be amended to conform to this Agreement. Where there is no specific provision in any of the foregoing documents and there is a question as to the intention of

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the partners, the spirit expressed basically in Article I, "Overall Philosophy"
of this Supplemental Formation Agreement shall control.